Exhibit 10.13

MANAGING DIRECTOR AGREEMENT

(“Geschäftsführer-Anstellungsvertrag”)

between

Schrödinger GmbH

- hereafter the “Company” -

and

Dr. Jörg Weiser

- hereafter the “Managing Director” -

§ 1

Duties and Authority

(1)

Dr. Jörg Weiser has been appointed Director of European Operations and Managing Director (“Geschäftsführer”) of Schrödinger GmbH. He shall represent the Company alone or, as the case may be, together with one or more managing directors. The shareholder(s) of the Company (hereinafter, “shareholder meeting”) reserves the right to appoint further managing directors and then confer a joint right to represent the Company upon the managing directors as well as to have such joint representation registered with the company register (“Handelsregister”).

(2)

The Managing Director shall manage the Company in accordance with the applicable law, this Agreement, the Company’s Articles of Association and, insofar as any such regulations have been adopted, management regulations. Any changes to the applicable law, the Articles of Association and/or the management regulations become automatically binding and relevant for the Managing Director’s duties when they become effective.

§ 2

Internal Limitations on Authority

The Managing Director must obtain the consent of the shareholder meeting for the activities listed in Appendix § 2.

§ 3

Duration of Agreement

(1)	This Managing Director’s Agreement shall stay in effect until terminated by either party by giving 30 days’ notice with the termination becoming effective at the end of the notice period.

(2)	In order to be effective, the notice of termination must be in writing.

(3)

This Agreement shall terminate, at the latest, at the end of the calendar month in which the Managing Director reaches the age of 62 or at his death, whatever is earlier, as well as when the Managing Director becomes permanently physically or mentally unable to perform his obligations under this Agreement (“Invalidität im Sinne des deutschen Angestellten-Versicherungsgesetzes”), by the end of the month, in which an expert opinion has certified such a case. The termination of the Agreement pursuant to this § 3(3) shall be effective immediately upon written notice by the Company.

(4)	Either party’s right to terminate this Agreement for cause hereby remains unaffected. The Company may notably, but not exclusively, terminate this Agreement, if:

(a)	the Managing Director breaches any of his obligations and duties under this Agreement;

(b)	the Managing Director breaches any of his obligations under the Employee Confidentiality Agreement attached as Appendix § 8;

(c)	the Managing Director is convicted of any crime involving moral turpitude, or the Managing Director enters a plea of guilty or “no contest” with respect to the foregoing;

(d)	the Managing Director acts in a manner which, in the reasonable determination of the shareholder meeting, is likely to affect adversely the reputation or public image of the Company;

(e)	the Managing Director commits an act involving fraud, misappropriation of funds, dishonesty, disloyalty, breach of fiduciary duty or other gross misconduct against the Company; or

(f)	the Managing Director fails to follow the instructions of the shareholder meeting.

(5)

The shareholder meeting shall be entitled to release the Managing Director from his duties for the period between the date on which notice to terminate was given and the effective date of termination upon further payment of his salary by the Company and taking into account possible holiday entitlements. The Managing Director shall voluntarily disclose and accept to be deducted from his continuous salary payments any remuneration for work he is entitled to from any party other than the Company or an affiliate of Schrödinger, Inc. for the period between notification of the termination of this Agreement and the effective date of such termination.

(6)

The appointment of the Managing Director can be revoked at any time upon the passing of a shareholder resolution, but without prejudice to the Managing Director’s rights for compensation resulting from this Agreement. The revocation shall be deemed to be a notice of termination of the Agreement effective on the next permissible date.

§ 4

Working Hours/Place of Work

(1)

The Managing Director undertakes to devote his full time, skill, efforts, attention and working capacity to the interests and to the business of the Company and, if required, to work in excess of the Company’s normal working hours.

(2)	The Managing Director shall perform his obligations under this agreement at the Company’s statutory seat as well as at any other location out of which the Company performs its business activities.

§ 5

Additional Activities

(1)

The Managing Director agrees not to perform services for any other company during the continuance of this Agreement. The carrying out of other gainful employment is not permitted without the prior express and written approval of the shareholder meeting. The same shall apply with regard to the acceptance of any position as member of a Supervisory Board and similar activities. Notwithstanding the foregoing, the Managing Director shall be permitted to serve on the Scientific Advisory Board of anterio consult & research GmbH. The Managing Director may publish and lecture as member of the Scientific

Advisory Board of anterio consult & research GmbH; provided, however, that (a) the Managing Director shall comply with the terms and conditions of the Employee Confidentiality Agreement attached hereto as Appendix § 8, and (b) such publishing or lecturing shall require the prior express and written approval of the shareholder meeting if the subject matter concerns the Company or any of Company’s affiliates.

(2)

The Managing Director requires the prior written approval of the shareholder meeting before giving any speech, publishing any written material, or in any other way making a public statement insofar as the same affect the Company’s interests.

(3)	The Managing Director shall inform the shareholder meeting immediately if he accepts a position in a public or private organization.

§ 6

Financial Statements/Reports

(1)

The Managing Director is in charge of establishing the Company’s annual financial statements according to the applicable statutory provisions as set out in the German Commercial Code (“Handelsgesetzbuch”). He shall present these annual financial statements to the shareholders immediately, in no event, however, later than on January 31 of the following year.

(2)

The Managing Director shall provide to the shareholder meeting any written reports of the Company’s financial situation and other reports as the shareholder meeting may from time to time require or as the Managing Director is aware to be customary within the Company’s affiliates. In particular, but without limitation, such reports shall contain the following: stock, sales, profits and losses, personnel expenses, claims, assets, liabilities, and cash flow. The financial reports shall be submitted at the latest on the fifteenth day of the immediately following month unless any other practice has been established or turns out to have been established in this respect.

(3)

The Managing Director shall be responsible for the supervision of the Company’s financial situation as well as of supervising any possible insolvency of the Company. If the Managing Director becomes aware of a possible insolvency of the Company, he undertakes to notify and consult immediately with the shareholder meeting and, if he deems appropriate, to convoke a formal meeting of the shareholders. This § 6(3) shall not be deemed to grant the Managing Director authority to convoke a formal meeting of the shareholders other than as required under applicable law for purposes of supervising any possible insolvency of the Company.

§ 7

Inspection of the Books

The Managing Director shall permit the shareholder meeting or their representatives access to the books of the Company at any time.

§ 8

Confidentiality; Non-compete; Inventions/Intellectual Property Rights

The Managing Director has entered into an Employee Confidentiality Agreement, attached hereto as Appendix § 8.

§ 9

Remuneration

(1)	The Managing Director shall receive a gross salary of EUR 89,600.00 per annum, payable in twelve equal installments, one at the end of each calendar month.

(2)	The above-mentioned total remuneration includes compensation for all overtime work and public holidays,

(3)

The Managing Director shall be eligible to receive commission under the Company’s standard sales commission plan, which may be modified by the Company at any time in Company’s sole discretion. For the period October 1, 2002 to December 31, 2002, the Managing Director shall receive commission calculated as follows:

(a)

The Managing Director shall receive a commission (“New Sales Commission”) on new sales (“New Sales”) generated by Managing Director in the “European Territory” (as defined in Appendix § 9(3)(a)), according to a target sales amount (“Target Amount”) for certain products. For the period October 1, 2002 to December 31, 2002, the Target Amount shall be US$672,000. The Managing

Director shall receive New Sales Commission of (a) for New Sales up to the first 80% of the Target Amount, 7%; (b) for New Sales greater than 80% but not greater than 100% of the Target Amount, 9%; and (c) for New Sales greater than 100% of the Target Amount, 12%. Notwithstanding the foregoing, the Managing Director shall not receive commission for any revenue on which commissions are payable by Schrödinger, Inc. (“Schrodinger”) to anterio consult & research GmbH (“anterio”) pursuant to the Letter Agreement dated July 1, 2001 (as amended, the “Schrödinger-anterio Agreement”) between Schrodinger and anterio regarding “European Sales.” For the sole purpose of determining which commission rate (7%, 9%, or 12%) is applicable for the calculation of commissions to be paid to the Managing Director for New Sales generated by the Managing Director in the European Territory between October 1, 2002 and December 31, 2002, the Company will attribute to Managing Director any New Sales generated by anterio during calendar year 2002 and credited to anterio under the Schrödinger-anterio Agreement.

(b)

The Managing Director shall receive a commission (“Maintenance and Recurring Revenues Commission”) of 3% on maintenance and recurring revenues (“Maintenance and Recurring Revenues”) generated by Managing Director in the European Territory.

(c)

The Managing Director shall receive a commission (“Services Commission”) of 3% on services revenue (“Services Revenue”) generated by the Managing Director in the European Territory, provided that Services Commission shall be payable solely for Services Revenue up to US$300,000.

(d)

If the sum of all revenues generated by anterio and all revenues generated by the Managing Director during calendar year 2002 exceeds US$950,000 (where “all revenues” includes New Sales, Maintenance and Recurring Revenues, and Services Revenues), the Managing Director shall be entitled to receive a year-end bonus of US$5,000.

(4)

The Managing Director, in addition, is entitled to 20,000 (twenty thousand) option rights for common stock under the “Schrödinger Stock Incentive Plan,” vesting 25% on each of the first 4 anniversaries of the date of this Agreement, granted at an exercise price of fair market value as of the grant date.

(5)

The Company shall pay the cost of premiums for life insurance coverage up to a maximum, of (a) for death, a one-time aggregate payment of EURO3890.70 to the Managing Director’s beneficiary or beneficiaries, (b) for occupational invalidity, EURO1459/month, and (c) a one-time payment of EUR126,548 upon Managing Director reaching the age of 60 years plus one day.

(6)	The Company shall pay the cost, up to a maximum of EUR1000 per year, of preparation of Managing Director’s income tax filings.

§ 10

Remuneration in Case of Illness

In case of a temporary incapacity to work caused by illness or other reasons which axe beyond the control of the Managing Director, the Managing Director shall continue to receive remuneration pursuant to § 11 (1) for the duration of his incapacity for a continuous period of three months.

§ 11

Holidays

The Managing Director shall have an annual holiday entitlement of 30 working days, excluding weekends. The Managing Director shall agree upon the precise time of his holidays with the shareholder meeting.

§ 12

Expenses

The reimbursement of expenses shall be made according to the relevant Company regulations.

§ 13

Final Provisions

(1)	Amendments or modifications to this Agreement are not valid unless made in writing. There are no oral agreements supplementing this contract.

(2)

Should any provision of this Agreement be or become invalid in whole or in part, the validity of the remaining provisions of this Agreement shall not be affected hereby, provided that the remaining provisions do not contravene the principles of good faith. Should any provisions of this Agreement prove invalid, the parties shall be bound to agree to replace the invalid provision by means of interpretation or of amendment of this Agreement by a provision pursuing the same or as close as possible an economic and legal purpose as the invalid provision.

(3)

This Agreement shall be governed by, interpreted, and enforced in accordance with the laws of the Federal Republic of Germany (without giving effect to conflict of law principles). The non-exclusive place of performance under this Agreement shall be the Company’s statutory seat.

Place: Köln	Date: 1. October 2002

Company	Managing Director

By: Schrödinger, Inc., Its Sole Shareholder

/s/ Jennifer Mayer	/s/ Jörg Weiser
Jennifer Mayer	Dr. Jörg Weiser
Vice President, Strategic Growth

Appendix § 2 to the Managing Director Agreement

The Managing Director requires the consent of the shareholder meeting, in the form of a prior written, approval, for any decisions, acts, and/or declarations in a widest sense that the shareholder meeting may reasonably consider to fall outside the scope of the Company’s ordinary business, including but not limited to:

1.	the sale of the Company in whole or in part, any substantial change of the Company’s business, as well as any change to the Company’s fundamental standard contracts and/or terms and conditions;

2.

the entering and/or amending of enterprise contracts (“Unternehmensvertäge”), notably but without limitation, contracts with any customer, profit and loss agreements, tax integration contracts as well as settlements of disputes with tax authorities, and other such contracts which entail restrictions of substantial business functions;

3.	the acquisition and disposal of equity in other enterprises, as well as the issuance of any equity to third parties;

4.	the commencement of building construction, acquisition of land, or other fixed assets if the cost of such measures exceed EUR10,000 in each instance or series of related instances;

5.	the promising or granting of any pension entitlements;

6.	the entering and/or extension and/or amendment to any rental or lease contracts with obligations of more than EUR10,000 yearly or with a term of more than 1 year;

7.	prepayment to suppliers and any other creditors in an amount exceeding EUR 10,000 in each instance;

8.	any granting of credit except for ordinary trade credits to customers on the basis of the Company’s standard terms and conditions or any other ordinary terms of payment;

9.	the taking of any loans or granting or allowing to exist any security interest, lien, claim, or encumbrance on assets of the Company;

10.	the assumption of any guarantees and/or joint liabilities;

11.	the appointment of authorized signatories (“Prokurist”);

12.	the entering into, modification, and/or termination of any employment contracts;

13.	the granting of profit shares, stock options, or similar payments to an employee;

14.	the entering into any license agreements with regard to the products of the Company or the Company’s affiliates;

15.	the choosing, retaining, and/or dismissing of the Company’s attorneys, accountants, auditors, financial advisors, and/or other advisors;

16.	the initiating or settling of any litigation when the amount in controversy exceeds EUR 500 in the individual case;

17.	Payments (other than those enumerated elsewhere in this Appendix § 2) of more than EUR 500 with the exception of payments to the parent company;

18.	Activities outside of the ordinary activities of the Company consistent with past practice;

19.

Incurring any liability or other obligation (other than those enumerated elsewhere in this Appendix § 2) by or on behalf of the Company or any affiliate in excess of EUR10,000 in any one instance or series of related instances;

20.	Entering into any agreement or other arrangement by or on behalf of the Company with the Managing Director, any family member of the Managing Director or any of their respective affiliates;

21.	Adoption of the Company’s budget or business plan; and/or

22.	Making of any regulatory filings.

Appendix § 8 to the Managing Director Agreement

Employee Confidentiality Agreement

Appendix § 9(3)(a) to the Managing Director Agreement

“European Territory” shall mean commercial and government accounts in Albania, Andorra, Austria, Belarus, Belgium, Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russia, Serbia/Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Ukraine, United Kingdom, and India.